Exhibit 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
8/8/2011	Investors: Kathy Martin, 630-623-7833
Media: Heidi Barker, 630-623-3791

McDONALD’S STRONG PERFORMANCE CONTINUES:

JULY COMPARABLE SALES UP 5.1%

OAK BROOK, IL – McDonald’s Corporation today announced global comparable sales growth of 5.1% in July.  Performance by segment was as follows:

•	U.S. up 4.4%
•	Europe up 5.3%
•	Asia/Pacific, Middle East and Africa up 4.0%

    "McDonald’s continues to deliver great tasting, high quality food at an outstanding value to a growing number of customers around the world," said McDonald’s Chief Executive Officer Jim Skinner. "We’re creating a unique McDonald’s experience that is welcoming our customers into modern restaurants with convenient hours and locations and offering more choice in food and drink options than ever before."
    In the U.S., July comparable sales rose 4.4% as McDonald’s remains a relevant and affordable choice for consumers. July results were fueled by the popularity of the McCafé beverage line-up, including the recently introduced Mango Pineapple Smoothie, core products including Chicken McNuggets and McDonald’s market-leading breakfast.
    The strength of McDonald’s European business continued with July comparable sales up 5.3% led by performance in the U.K., Russia and Germany. Premium beef and chicken offerings, the growing popularity of breakfast and the ongoing benefit of restaurant reimaging contributed to the month’s results.
    Comparable sales in Asia/Pacific, Middle East and Africa increased 4.0% led by performance in China and most other markets, partially offset by Japan. APMEA’s results benefitted from compelling daypart value options, conveniences such as delivery and drive-thru and locally-relevant menu items.
    Systemwide sales for the month increased 14.0%, or 7.1% in constant currencies.

Percent Increase	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended July 31,	2011	2010	Reported	Currency
McDonald's Corporation	5.1	7.0	14.0	7.1
Major Segments:
U.S.	4.4	5.7	5.1	5.1
Europe	5.3	5.3	20.1	8.0
APMEA*	4.0	10.1	19.2	7.4

Year-To-Date July 31,
McDonald's Corporation	4.9	4.9	11.6	6.5
Major Segments:
U.S.	3.9	3.1	4.5	4.5
Europe	5.7	5.3	16.2	8.3
APMEA*	4.2	5.9	16.1	5.8
                          * Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed.  Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters.  Comparable sales exclude the impact of currency translation.  Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix.  Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•
The number of weekdays and weekend days can impact our reported comparable sales.  In July, 2011, this calendar shift/trading day adjustment consisted of one less Thursday and one more Sunday compared with July 2010.  The resulting adjustment varied by area of the world, ranging from approximately -0.4% to 0.7%.  In addition, the timing of holidays can impact comparable sales.

•	Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company's underlying business trends.
•
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees.  While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

Upcoming Communications
    McDonald’s tentatively plans to release August sales on September 9, 2011.

    McDonald’s is the world’s leading global foodservice retailer with more than 33,000 locations serving approximately 64 million customers in 118 countries each day.  More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local men and women.

Forward-Looking Statements
    This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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